UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 23, 2009
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 23, 2009, the Company announced that it will phase out 200mm wafer manufacturing operations at its Boise, Idaho, facility.  This action will reduce employment at the Company’s Idaho sites by approximately 500 employees in the near term and by as many as 2,000 positions by the end of the Company’s fiscal year.

In connection with these activities, the Company will incur cash restructuring charges of approximately $50 million, comprised primarily of severance and other employee related costs.  The Company expects to generate a gross annualized operating cash benefit of $150 million in connection with the phase out of its 200mm wafer manufacturing operations in Boise.  The net operating cash flow effect is expected to be neutral for fiscal 2009.

The full text of the press release issued in connection with the Company’s announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K contains forward-looking statements regarding future employment levels restructuring charges, operating cash benefit and operating cash.  Actual events or results may differ materially from those contained in the forward-looking statements.  Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q.  These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors).  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release issued on February 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 23, 2009	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED FEBRUARY 23, 2009

Exhibit	Description
99.1	Press Release issued on February 23, 2009